Exhibit 99.1

Safety Shot Announces Strategic Partnership with Chip Quigley and Ari Freedman

The Executives Will Support the Company with Deep Expertise Across Entertainment, Development and Distribution

JUPITER, FL, June 25, 2024 — Safety Shot, Inc. (Nasdaq: SHOT) proudly announces today a strategic partnership with Chip Quigley, founder and CEO of Kingdom Entertainment Group, and Ari Freedman, a seasoned executive from Surge Brands, to advise across the brand’s marketing and events, and brand development and distribution respectively.

Quigley brings over two decades of experience in the New York concert business, artist management space, and has extensive involvement in producing high-profile events including the Jones Beach Concert Series, EP of the International Emmy Awards, The Victoria Secret TV specials and more. Known for crafting cutting-edge marketing campaigns and activations for brands across multiple consumer categories, Quigley’s background and overarching strategic vision for Safety Shot will be invaluable in elevating the Company through innovative events and promotional initiatives.

Freedman has successfully led countless brands to achieve significant growth and market penetration through development and distribution, and brings to the table a keen eye for market trends and consumer behavior. His expertise will play a crucial part in expanding Safety Shot’s distribution channels and ensuring that the product reaches a wider audience.

“We are thrilled to partner with Chip and Ari to tap their expertise to further elevate Safety Shot’s market presence through high-profile events and marketing campaigns as well as a strategic oversight on distribution,” said Josh Wagner, Chief Revenue Officer of Safety Shot. “Their years of combined experience offer a fresh lens on the brand and bring new perspectives and growth opportunities, ultimately fast-tracking our goal to disrupt the industry with our first-of-its-kind beverage.”

This announcement comes on the heels of Safety Shot’s Northeast expansion plan and partnership with Mr. Checkout and Capital Drugs pharmacies across the United States. Additional partnerships include GoPuff, BevMo, and more.

For more information, visit www.drinksafetyshot.com.

About Safety Shot, Inc

Safety Shot, Inc., a wellness and dietary supplement company, has developed Safety Shot, the first patented wellness product on Earth that lowers blood alcohol content by supporting its metabolism, while boosting clarity, energy and overall mood. Safety Shot is available for purchase online at DrinkSafetyShot.com and Amazon. The Company is introducing business-to-business sales of Safety Shot to distributors, retailers, restaurants, and bars throughout 2024.

Media and Investor Contact:

Autumn Communications

Melissa Kanter

Phone: 201-213-3239

Email: shot@autumncommunications.com

Medon Michaelides

Investor Relations

Phone: 561-244-7100

Email: investors@drinksafetyshot.com